As filed with the Securities and Exchange Commission on May 4, 2004

Commission File No. 333-110510

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PATH 1 NETWORK TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	3669	13-3989885
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6215 Ferris Square

Suite 140

San Diego, California 92121

(858) 450-4220

(Address and telephone number of registrant’s principal executive offices and principal place of business)

John R. Zavoli

Chief Executive Officer

Path 1 Network Technologies Inc.

6215 Ferris Square

Suite 140

San Diego, California 92121

(858) 450-4220

(Name, address and telephone number of agent for service)

Copy to:

Hayden J. Trubitt

Heller Ehrman White & McAuliffe LLP

4350 La Jolla Village Drive

Seventh Floor

San Diego, California 92122

(858) 450-8400

Approximate date of proposed sale to the public:    As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reimbursement plans check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Warrants to purchase common stock(3)	250,000	—	—	—

Common stock, par value $.001 per share(4)	375,000	$4.32	$1,620,000	$206

Common stock, par value $.001 per share(5)	2,750,000	$5.40	$14,850,000	$1,882

Total			$16,470,000	$2,088	(6)

(1)	This Registration Statement registers, among other securities, common stock and warrants issuable upon exercise of warrants issued to the underwriters of our recent public offering. These underwriter warrants entitle the holder to acquire our securities in “units,” each of which consists of three shares of common stock and two warrants (each to purchase one share of common stock). The underwriter warrants are exercisable for up to 125,000 units at $12.96 each. We previously had units of our securities listed for trading on the American Stock Exchange; those units have since separated into their constituent securities. For convenience in calculating the registration fee, the entire unit exercise price has been attributed to the shares of common stock comprising the units.
(2)	Calculated pursuant to Rule 457 (g) of the Securities Act. See also footnote (1).
(3)	Consists of 250,000 warrants issuable upon exercise of the representatives’ warrants described in footnote (1) above. For a description of the registration fee, see footnote (1) above.
(4)	Consists of 375,000 shares issuable upon exercise of the representatives’ warrants described in footnote (1) above.
(5)	Represents (a) 250,000 shares issuable upon exercise of the public warrants issuable to the representatives upon exercise of their warrants, and (b) 2,500,000 shares issuable upon exercise of public warrants issued in our recently completed public offering of units. The public warrants are exercisable at $5.40 per share.
(6)	Of this amount, $1,332.42 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “Commission”) acting pursuant to said Section 8(a) may determine.

PROSPECTUS

250,000 Public Warrants and

3,125,000 Shares of Common Stock

PATH 1 NETWORK TECHNOLOGIES INC.

This prospectus registers public warrants (each to purchase one share of common stock) and shares of common stock, all of which are to be issued upon the exercise of outstanding warrants and options.:

In connection with our recently completed public offering of units, we issued to the representatives of the underwriters of that offering warrants to purchase up to 125,000 units, each unit consisting of three shares of common stock and two warrants (each to purchase one share of common stock). These units have since separated into their constituent securities and no longer exist on their own. In addition, upon exercise of the public warrants comprising part of the units issued in the public offering, we are obligated to issue 2,875,000 shares of common stock.

Each public warrant may be exercised at any time until July 30, 2008, unless we have redeemed them. At any time after the last reported sales price per share of our common stock as reported by the principal exchange or trading facility on which our common stock trades equals or exceeds $7.20 for five consecutive trading days, we may redeem some or all of the public warrants that have not been exercised prior to the redemption date by giving 30 days’ prior written notice and paying $0.25 per warrant.

The representatives’ warrants are exercisable at $12.96 for each unit (three shares of common stock and two warrants, each to purchase one share of common stock), and all public warrants are exercisable for common stock at $5.40 per share. We will receive the proceeds from the exercise of the representatives’ warrants, and the public warrants issued in the public offering, and the proceeds from the exercise of the public warrants the underwriters may acquire upon exercise of their warrants. We will not receive any proceeds from the further sale of any of these securities.

Our public warrants and common stock are listed on the American Stock Exchange under the symbols “PNO.ws” and “PNO,” respectively.

See “ Risk Factors” beginning on page 6 of this prospectus for the factors you should consider before buying any of our securities.

Neither the Securities and Exchange Commission (the “Commission”) nor any other regulatory body has approved these shares or determined that this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is May 4, 2004.

THE COMPANY

All information in this prospectus has been retroactively adjusted to reflect a 1-for-6 reverse stock split that was effective July 23, 2003.

We are an industry leader in developing products that enable the transportation and distribution of real-time, broadcast (or better) quality video over Internet Protocol (IP) networks, such as the networks that comprise the Internet. Our products are being used by cable companies to supply video-on-demand services and by other users to transmit high-quality, real-time video to one or more locations throughout the United States or the world (which we refer to as “long-haul transmission”). Our first products were commercially introduced in early 2002. Most of our product sales into the cable television industry were through Scientific-Atlanta, Inc., as a reseller of our products. Among the customers using our products for long-haul transmission are DreamWorks LLC, a major film production studio, PanAmSat Corporation, a satellite network operator using our products to interconnect ground stations, and RTVI, a Russian television network using our products to broadcast live Russian programming using the UUNET Internet service to the United States. Cable companies currently using our products include Time Warner and Cablevision.

Our cable customers use our products to greatly increase the amount of video content that can be delivered to their customers on demand. Our products make this possible by using IP networks that rely on technology that significantly increases the efficiency of content delivery as compared with most current delivery methods. Our products work within the existing system facilities of cable providers, allowing the capabilities of their networks to be expanded to provide enhanced services such as video-on-demand, interactive television and high definition television, without the need to incur significant capital expenditures associated with network upgrades. These enhanced services, made possible by our products, represent new revenue opportunities for cable companies and provide them with a competitive advantage over most satellite providers.

Our long-haul customers use our products to transmit high-quality, real-time video to one or a number of locations over existing IP networks. This ability to send video over IP networks significantly reduces the current need of long-haul providers to procure dedicated high bandwidth connections to service the specified locations. Our products not only provide a cost advantage to our customers, but also give them increased flexibility to decide where and when the video is transmitted.

Our products use proprietary technologies that allow our customers to use existing infrastructures and networks to accomplish two primary results: the delivery of high-quality video over long distances at reduced cost and the efficient provision of significant video-on-demand and related interactive services to end users. We also believe that our products are attractive because they are easily upgradeable through software enhancements to support a higher level of activity without the costly and time consuming replacement of equipment in the field.

Company Information

We were incorporated in Delaware in January 1998. Our principal executive offices are located at 6215 Ferris Square, Suite 140, San Diego, California 92121. Our telephone number is (858) 450-4220. Our website is located at www.path1.com. We do not consider information contained in our website to be part of this prospectus.

The Offering

Securities offered:	Up to 250,000 public warrants and 3,125,500 shares of common stock.

Public warrants outstanding after the offering:	3,125,000 public warrants, assuming exercise of the representatives’ warrants.

Common stock outstanding after the offering:

9,810,640 shares, based on 6,685,640 shares outstanding as of April 29, 2004 and (a) assuming exercise of the representatives’ warrants and all public warrants (including public warrants issuable upon exercise of the representatives’ warrants). The 9,810,640 shares to be outstanding after this offering excludes all securities issuable upon exercise of all warrants and conversion of all debentures covered under our registration statement relating to resales on Form S-3/A (No. 333-110509) filed with the Commission on May 4, 2004.

Proceeds:	We will use the proceeds, if any, from the exercise of the representatives’ warrants and the exercise of the public warrants (including public warrants issued upon exercise of the representatives’ warrants) for working capital and general corporate purposes.

American Stock Exchange symbols: Common Stock: Public Warrants:	PNO. PNO.ws

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our limited sales history and limited revenues to date make it difficult to evaluate our prospects.

We were founded in January 1998 and have only been selling our products commercially since 2002, which makes an evaluation of our prospects difficult. Because of our limited sales history, we have limited insight into trends that may emerge and affect our business. In addition, we have generated only limited revenues to date from sales of our products and the income potential of our business and market are unproven. An investor in our securities must consider the challenges, expenses and difficulties we face as our sales and marketing efforts mature.

We recently launched our initial commercial products and services and they may not gain customer acceptance.

In 2002, we launched our two primary commercial products into the long haul video transport market and announced the deployment of our Chameleon vidX™ product line in our first quarter of 2003. These products are in the early stages of commercial deployment. We may not be able to gain customer acceptance of any of our products due to our lack of an established track record, our financial condition, competition, price or a variety of other factors. If our products and services are not accepted by potential customers, or if these customers do not purchase our products and services at the levels we anticipate, our operating results may be materially adversely affected.

Our quarterly financial results are likely to fluctuate significantly.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period, particularly because our sales prospects are uncertain and our sales are made on a purchase order basis. In addition, we have not proven our ability to execute our business strategy with respect to establishing and expanding sales and distribution channels. Fluctuations may result from:

•	decreased spending on new products such as ours by communication service providers or their suppliers,

•	the timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors,

•	our ability to establish a productive sales force or partner with communication service providers or their suppliers,

•	demand and pricing of the products we offer,

•	Purchases of our products by communication service providers in large, infrequent amounts consistent with past practice,

•	consumer acceptance of the services our products enable,

•	interruption in the manufacturing or distribution of our products, and

•	general economic and market conditions, including war, and other conditions specific to the telecommunications industry.

As a result, we may experience significant, unanticipated quarterly losses.

We face competition from established and developing companies, many of which have significantly greater resources, and we expect such competition to grow.

The markets for our products, future products and services are competitive. We face direct and indirect competition from a number of established companies, including Scientific-Atlanta, as well as development stage companies, and we anticipate that we will face increased competition in the future as existing competitors seek to enhance their product offerings and new competitors emerge. Many of our competitors have greater resources, higher name recognition, more established reputations within the industry and stronger manufacturing, distribution, sales and customer service capabilities than we do.

The technologies that our competitors and we offer are expensive to design, develop, manufacture and distribute. Competitive technologies may be owned and distributed by established companies that possess substantially greater financial, technical and other resources than we do and, as a result, such companies may be able to develop their products more rapidly and market their products more extensively than we can.

Competitive technologies that offer a similar or superior capacity to converge and transmit audio, video and telephonic data on a real-time basis over existing networks may currently exist or may be developed in the future. We cannot assure you that any technology currently being developed by us is not being developed by others or that our technology development efforts will result in products that are competitive in terms of price or performance. If our competitors develop products or services that offer significant price or performance advantages as compared to our current and proposed products and services, or if we are unable to improve our technology or develop or acquire more competitive technology, we may find ourselves at a competitive disadvantage and our business could be adversely affected. In addition, competitors with greater financial, marketing, distribution and other resources than we have may be able to leverage such resources to gain wide acceptance of products inferior to ours.

Our customer base is concentrated and the loss of one or more of our key customers would harm our business.

Historically, a significant majority of our sales have been to relatively few customers, including Scientific-Atlanta. We expect that sales to relatively few customers will continue to account for a significant percentage of our net sales for the foreseeable future. Almost all of our sales are made on a purchase order basis, and none of our customers has entered into a long-term agreement requiring it to purchase our products. The loss of, or any reduction in orders from, a significant customer would harm our business.

Our critical relationship with Scientific-Atlanta as both a customer and as a competitor may jeopardize our success.

In 2002, approximately 66% of our revenues were from sales to Scientific-Atlanta and its subsidiary, BarcoNet N.V. Our revenues from Scientific-Atlanta, as a percentage of our total revenues, have declined for the nine months ended September 30, 2003, and we anticipate that our 2003 revenues from Scientific-Atlanta will, as a percentage of our total revenues, will be lower than in previous periods resulting in part from increased revenues from the long haul broadcast market. Should our level of business with Scientific-Atlanta change, our results could be negatively impacted.

Our technology uses non-proprietary industry standard interfaces and designs for video transport (known as IP/gigabit Ethernet). We are aware that Scientific-Atlanta has developed a product line that operates with an alternative to the open industry standard of IP/gigabit Ethernet.

We believe transporting video directly over a proprietary standard eliminates the flexibility offered through open standards such as IP/gigabit Ethernet. Nonetheless, Scientific-Atlanta’s development, marketing and sale of its proprietary standard-based products may compete directly with our development, marketing and sales efforts. Since Scientific-Atlanta has greater financial, marketing, and other resources than we do, Scientific-Atlanta may be able to develop its products more rapidly and market its products more extensively than we can. Because of Scientific-Atlanta’s name recognition, industry-reputation and other reasons, Scientific-Atlanta’s products could become the standard for delivery of real-time, broadcast-quality video, in which case the sale of our products could materially suffer. Scientific-Atlanta’s products may be superior to ours in terms of price or performance, or inferior to ours but backed by superior marketing and support capabilities. As a result, we may not be able to compete successfully with Scientific-Atlanta, and our ability to gain market share for our products could be adversely affected.

Our relationship with Scientific Atlanta, as both a significant customer and a significant competitor, may have adverse consequences to our business. While general risks are associated with any competitor and any customer, the conflicting interests of Scientific-Atlanta (as a result of being both) magnifies these risks. Scientific-Atlanta may decide to pursue its proprietary standard based products and downplay or even discontinue its relationship with us, as both a reseller and an outside manufacturer. Loss of sales to Scientific-Atlanta and its distribution network to communication service providers could adversely affect our business.

The rate of market adoption of our technology is uncertain and we could experience long and unpredictable sales cycles, especially if the slowdown in the telecommunications industry persists.

Our products are based on new technology and, as a result, it is extremely difficult to predict the timing and rate of market adoption of our products, as well the rate of market adoption of applications enhanced by our products such as video-on-demand. Accordingly, we have limited visibility into when we might realize substantial revenue from product sales. This is compounded by our inability to foresee when, if ever, delivery of video over IP networks will be significantly embraced by communication service providers.

We are providing new and highly technical products and services to enable new applications. Thus, the duration of our sales efforts with prospective customers in all market segments is likely to be lengthy as we seek to educate them on the uses and benefits of our products. This sales cycle could be lengthened even further by potential delays related to product implementation as well as delays over which we have little or no control, including:

•	the length or total dollar amount of our prospective customers’ planned purchasing programs in regard to our products;

•	changes in prospective customers’ capital equipment budgets or purchasing priorities;

•	prospective customers’ internal acceptance reviews; and

•	the complexity of prospective customers’ technical needs.

These uncertainties, combined with the worldwide slowdown in capital spending in the telecommunications business that began in 2001, and the slowdown in corporate spending on technology generally as well as new technologies such as ours, substantially complicate our planning and may reduce prospects for sales of our products. If our prospective customers curtail or eliminate their purchasing programs, decrease their budgets or reduce their purchasing priority, our results of operations could be adversely affected.

We have incurred losses since inception and will likely not be profitable at least for the next several quarters.

We have incurred operating losses since our inception in January 1998, and we expect to incur losses and negative cash flow for at least the next several quarters. As of September 30, 2003, our accumulated deficit was approximately $35.5 million. We expect to continue to incur significant operating, sales, marketing, research and development and general and administrative expenses and, as a result, we will need to generate significant revenues to achieve profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future.

The success of our business is dependent on establishing and expanding sales and distribution channels for our products.

Third-Party Collaborations. We intend to partner with the leading suppliers to communication service providers, including Scientific-Atlanta, to promote and distribute our products, both as an outside equipment manufacturer to suppliers and with suppliers acting as resellers of our products. We may not be able to identify adequate partners, and even if identified, we may not be able to enter into agreements with these entities on commercially reasonable terms, or at all. To the extent that we enter into any such agreements with third parties, any revenues we receive from sales of our products in those markets will depend upon the efforts of such third parties, which in most instances will not be within our control. If we are unable to effectively leverage a partner to market our products more broadly than we can through our internal sales force, our business could be adversely affected.

Internal Sales Force. We have limited experience in marketing and selling our products. We intend to expand our direct and indirect sales force and independent channel partners domestically and internationally for the promotion of our product lines and other future products to suppliers and communication service providers of all kinds. Competition for quality sales and marketing personnel and channel partners is intense. In addition, new employees, particularly new sales and marketing employees, will require training and education concerning our products and will also increase our operating expenses. There can be no assurance that we will be successful in attracting or retaining qualified sales and marketing personnel and partners. As a result, there can be no assurance that the sales force we are able to build will be of a sufficient size or quality to effectively market our products.

We may be unable to raise additional capital in the future when needed, which could prevent us from growing.

While we recently completed a public offering resulting in gross proceeds of $15.5 million, we have not yet achieved profitability and cannot be certain that such financing will be adequate or sufficient for our future needs. We may be required to raise additional capital, and we cannot ensure that financing would be available to us on acceptable terms, if at all. Our inability to raise capital when needed could seriously harm our business. In addition, additional equity financing may dilute our stockholders’ interest, and debt financing, if available, may involve restrictive covenants and could result in a substantial portion of our operating cash flow being dedicated to the payment of principal and interest on debt. If adequate funds are not available, we may need to curtail our operations significantly.

We may not be able to profit from growth if we are unable to effectively manage the growth.

We anticipate that we will need to grow in the future. This anticipated growth will place strain on our managerial, financial and personnel resources. The pace of our anticipated expansion, together with the complexity of the technology involved in our products and the level of expertise and technological sophistication incorporated into the provision of our design, engineering, implementation and support services, demands an unusual amount of focus on the operational needs of our future customers for quality and reliability, as well as timely delivery and post-installation and post-consultation field and remote support. In addition, new customers, especially customers that purchase novel and technologically sophisticated products such as ours, generally require significant engineering support. Therefore, adoption of our platforms and products by customers would increase the strain on our resources.

To reach our goals, we will need to hire rapidly, while, at the same time investing in our infrastructure. We expect that we will also have to expand our facilities. In addition, we will need to successfully train, motivate and manage new employees; expand our sales and support organization; integrate new management and employees into our overall operations; and establish improved financial and accounting systems. Indeed, even without consideration of future needs imposed by any future growth of our business, we need to upgrade several of these areas even to support our present levels of business, because during the pre-IPO periods of tight cash, we focused our resources on areas other than business infrastructure.

We may not succeed in anticipating all of the changing demands that growth would impose on our systems, procedures and structure. If we fail to effectively manage our expansion, if any, our business may suffer.

We will depend on cable, broadcasting and satellite industry spending for a substantial portion of our revenue and any decrease or delay in spending in these industries would negatively impact our resources, operating results and financial condition.

Demand for our products will depend on the magnitude and timing of spending by cable television operators, broadcasters, satellite operators and carriers for adopting new products for installation with their networks.

These spending patterns are dependent on a variety of factors, including:

•	access to financing;

•	annual budget cycles;

•	the status of federal, local and foreign government regulation of telecommunications and television broadcasting;

•	overall demand for communication services and the acceptance of new video, voice and data services;

•	evolving industry standards and network architectures;

•	competitive pressures;

•	discretionary customer spending patterns;

•	general economic conditions.

Recent developments in capital markets have reduced access to funding for potential and existing customers causing delays in the timing and scale of deployments of our equipment, as well as the postponement of certain projects by our customers. The timing of deployment of our equipment can be subject to a number of other risks, including the availability of skilled engineering and technical personnel.

We need to develop and introduce new and enhanced products in a timely manner to remain competitive.

Broadband communications markets are characterized by continuing technological advancement, changes in customer requirements and evolving industry standards. To compete successfully, we must design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance and reliability. However, in addition to the technological and managerial risks inherent in any product development effort, we may not be able to successfully develop or introduce these products if the development effort requires more financial resources than we are able to bring to bear, or if our products:

•	are not cost effective,

•	are not brought to market in a timely manner,

•	are not in accordance with evolving industry standards and architectures, or

•	fail to achieve market acceptance.

In order to successfully develop and market certain of our planned products for digital applications, we may be required to enter into technology development or licensing agreements with third parties. We cannot assure you that we will be able to enter into any necessary technology development or licensing agreement on terms acceptable to us, or at all. The failure to enter into technology development or licensing agreements when necessary could limit our ability to develop and market new products and, accordingly, could materially and adversely affect our business and operating results.

Delivery of real-time, broadcast-quality video via IP networks is a new market and subject to evolving standards.

Delivery of real-time, broadcast-quality video over IP networks is novel and evolving and it is possible that communication service providers or their suppliers will adopt alternative architectures and technologies for delivering real-time, broadcast-quality video over IP networks that are in compatible with our current or future products. If we are unable to design, develop, manufacture and sell products that incorporate or are compatible with these new architectures or technologies, our business could suffer.

We rely on several key suppliers of components, sub-assemblies and modules that we use to manufacture our products, and we are subject to manufacturing and product supply chain risks.

We purchase components, sub-assemblies and modules from a limited number of vendors and suppliers that we use to manufacture and test our products. Our reliance on these vendors and suppliers involves several risks including, but not limited to, the inability to purchase or obtain delivery of adequate supplies of such components, sub-assemblies or modules, increases in the prices of such items, quality, and overall reliability of our vendors and suppliers. Although in many cases we use standard parts and components for our products, certain components are presently available only from a single source or limited sources. Some of the materials used to produce our products are purchased from foreign suppliers. We do not generally maintain long-term agreements with any of our vendors or suppliers. Thus we may thus be unable to procure necessary components, sub-assemblies or modules in time to manufacture and ship our products, thereby harming our business.

We also recently signed an agreement with a leading parts vendor to provide turnkey outsourced manufacturing services. To reduce manufacturing lead times and to ensure adequate component supply, we may instruct our vendor to procure inventory based on criteria and forecasts as defined by us. If we fail to anticipate customer demand properly, an oversupply of parts, obsolete components or finished goods could result, thereby adversely affecting our gross margins and results of operations.

We may also be subject to disruptions in our manufacturing and product-testing operations that could have a material adverse affect on our operating results.

Unanticipated delays or problems associated with our products and improvements may cause customer dissatisfaction or deprive us of our “first to market” advantage.

Delays in developing and releasing products and improvements are not uncommon in the industry in which we compete. In the event of performance problems with our product offerings, delays of more than a few months in releasing improvements could result in decreased demand for a particular product and adverse publicity, which could further reduce demand for particular products or our products generally.

Product quality problems may negatively affect our revenues and results from operations.

We produce highly complex products that incorporate leading edge technology including hardware, software and embedded firmware. Our software and other technology may contain “bugs” that can prevent our products from performing as intended. There can be no assurance that our pre-shipment testing programs will be adequate to detect all defects either in individual products or which could affect numerous shipments that, in turn, could create customer dissatisfaction, reduce sales opportunities, or affect gross margins if the cost of remedying the problems exceed our reserves established for this purpose. Our inability to cure a product defect may result in the failure of a product line, serious damage to our reputation, and increased engineering and product re-engineering costs that individually or collectively would have a material adverse impact on our revenues and operating results.

We may not be able to hire and assimilate key employees.

Our future success will depend, in part, on our ability to attract and retain highly skilled employees, including management, technical and sales personnel. Despite the recent economic slowdown, significant competition exists for employees in our industry and in our geographic region. We may be unable to identify and attract highly qualified employees in the future. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them. The loss of services of any of our key personnel, the inability to attract or retain key personnel in the future, or delays in hiring required personnel, particularly engineering and sales personnel, could make it difficult to meet key objectives such as timely and effective product introductions.

We are dependent on our key employees for our future success.

Our success depends on the efforts and abilities of our senior management and certain other key personnel. If any of these key employees leaves or is seriously injured and unable to work and we are unable to find a qualified replacement, then our business and results of operations could be materially harmed.

Changes in the mix of our product sales, product distribution model or customer base could negatively impact our sales and margins.

We may encounter a shift the mix of the various products that we sell – products that have varying selling prices based in part on the type of product sold, applicable sales discounts, licensed product feature sets, whether we sell our products as an OEM, and whether the sale is a direct sale or an indirect channel sale through our VARs and resellers. Any change in any of these variables could result in a material adverse impact on our gross sales, gross margins and operating results.

We may be unable to obtain full patent protection for our core technology and there is a risk of infringement.

Since the beginning of 2001, we have submitted several patent applications and provisional patent applications on topics surrounding our core technologies to supplement our existing patent portfolio. There can be no assurance that these or other patents will be issued to us, or, if additional patents are issued, that they or our three existing patents will be broad enough to prevent significant competition or that third parties will not infringe upon or design around such patents to develop competing products. In addition, we have filed patent applications in several foreign countries. There is no assurance that these or any future patent applications will be granted, or if granted, that they will not be challenged, invalidated or circumvented.

In addition to seeking patent protection for our products, we intend to rely upon a combination of trade secret, copyright and trademark laws and contractual provisions to protect our proprietary rights in our products. There can be no assurance that these protections will be adequate or that competitors have not or will not independently develop technologies that are substantially equivalent or superior to ours.

There has been a trend toward litigation regarding patent and other intellectual property rights in the telecommunications industry. Although there are currently no lawsuits pending against us regarding possible infringement claims, there can be no assurance such claims will not be asserted in the future or that such assertions will not materially adversely affect our business, financial conditions and results of operations. Any such suit, whether or not it has merit, would be costly to us in terms of employee time and defense costs and could materially adversely affect our business.

If an infringement or misappropriation claim is successfully asserted against us, we may need to obtain a license from the claimant to use the intellectual property rights. There can be no assurance that such a license will be available on reasonable terms if at all.

We are subject to local, state and federal regulation.

Legislation affecting us (or the markets in which we compete) could adversely impact our ability to implement our business plan on a going-forward basis. The telecommunications industry in which we operate is heavily regulated and these regulations are subject to frequent change. Future changes in local, state, federal or foreign regulations and legislation pertaining to the telecommunications field may adversely affect prospective purchasers of telecommunications equipment, which in turn would adversely affect our business.

The market price of our common stock could be volatile and your investment could suffer a decline in value.

The market prices for our common stock is likely to be volatile and could be susceptible to wide price fluctuations due to a number of internal and external factors, many of which are beyond our control, including:

•	quarterly variations in operating results and overall financial condition;

•	economic and political developments affecting technology spending generally and adoption of new technologies and products such as ours;

•	customer demand or acceptance of our products and solutions;

•	short-selling programs;

•	changes in IT spending patterns and the rate of consumer acceptance of video-on-demand;

•	product sales progress, both positive and negative;

•	the stock market’s perception of the telecommunications equipment industry as a whole;

•	technological innovations by others;

•	cost or availability of components, sub-assemblies and modules used in our products;

•	the introduction of new products or changes in product pricing policies by us or our competitors;

•	proprietary rights disputes or litigation;

•	initiation of or changes in earnings estimates by analysts;

•	additions or departures of key personnel; and

•	sales of substantial numbers of shares of our common stock or securities convertible into or exercisable for our common stock.

In addition, stock prices for many technology companies, especially early-stage companies such as us, fluctuate widely for reasons that may be unrelated to operating results. These fluctuations, as well as general economic, market and political conditions such as interest rate increases, recessions or military or political conflicts, may materially and adversely affect the market price of our common stock, thereby causing you to lose some or all of your investment.

In addition, if the average daily trading volume in our common stock is low, the resulting illiquidity could magnify the effect of any of the above factors on our stock price.

Our outstanding warrants and the stock options and bonus stock we offer to our employees, non-employee directors, consultants and advisors could result in ongoing dilution to all stockholders.

We maintain two equity compensation plans: (i) the 2000 Stock Option/Stock Issuance Plan (the “2000 Plan”), pursuant to which we may issue options and common stock to employees, officers, directors, consultants and advisors, and (ii) the 2001 Employee Stock Purchase Plan (the “Purchase Plan”), approved by our stockholders in February 2002, pursuant to which our employees are provided the opportunity to purchase our stock through payroll deductions. As of March 31, 2004, there were options outstanding to purchase 208,884 shares of common stock under our 2000 Plan; 111,119 shares of common stock remain available for issuance under the 2000 Plan. A maximum of 41,667 shares of common stock have been authorized for issuance under the Purchase Plan.

In addition, as of March 31, 2004, there were 89,952 shares of common stock subject to outstanding options granted other than under the 2000 Plan or Purchase Plan. These non-plan options were granted to various employees, directors, consultants and advisors.

We plan to continue to provide our employees opportunities to participate in the Purchase Plan. We also plan to issue options, either under the 2000 Plan or otherwise, to purchase sizable numbers of shares of common stock to new and existing employees, officers, directors, advisors, consultants or other individuals as we deem appropriate and in our best interests. These ongoing purchases of our common stock (as well as future option grants by us and subsequent exercises of options) could result in substantial dilution to all stockholders and increased control by management.

March 31, 2004, there were outstanding warrants to purchase up to 3,140,029 shares of our common stock with a weighted average exercise price of $5.61 per share. The weighted average remaining life for all of the currently outstanding warrants is 4.5 years.

We do not intend to pay cash dividends.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

FORWARD-LOOKING INFORMATION

This prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “will,” “intend” and “expect” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in any forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Forward-looking statements in this prospectus include, but are not limited to, those relating to the commercialization of our products, the progress of our product development programs and our ability to enter into profitable collaborations. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied, by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading “Risk Factors.” These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

In the event of full exercise of the representatives warrants (for cash) and all public warrants (including public warrants issuable upon exercise of the representatives’ warrants) we estimate that the net proceeds to us will be approximately $16,470,000 (exclusive of related expenses). The actual exercise of any of these securities, however, is beyond our control and depends on a number of factors, including the market price of our common stock and whether we redeem any of the public warrants. There can be no assurance that any of these securities will be exercised. We will not receive any proceeds from the further sale of any of these securities.

The net proceeds, if any, from the exercise of these securities will be used for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

The offering price of the securities registered in this prospectus is tied to the public offering price of a unit at the time of our recently completed public offering, or $10.80. The exercise price of each of the units (i.e., three shares of common stock and two warrants, each to purchase one share of common stock) underlying the representatives’ warrants is 120% of the price of a unit at the time of the public offering, or $12.96. The exercise price of all public warrants (including public warrants issuable upon exercise of the representatives’ warrants) is 50% of the price of a unit at the time of the public offering, or $5.40.

PLAN OF DISTRIBUTION

We are offering shares of common stock and public warrants issuable upon the exercise of the representatives’ warrants. The representatives’ warrants may be exercised by surrendering the certificate representing such warrant, together with appropriate instructions, duly executed by the representatives, to us. Upon notice of such exercise, we will instruct our transfer agent to prepare certificates representing the units purchased. When such certificates are prepared, we will notify the representatives and, upon payment in full by the representatives (or satisfaction of the cashless exercise provision), deliver such certificates to the representatives. If less than all of the warrants evidenced by the representatives’ warrants are exercised, a new certificate will be issued for the remaining number of warrants.

We are also offering shares of common stock issuable upon exercise of the public warrants comprising the units issued in our recently completed public offering of units, and the common stock issuable upon exercise of the public warrants issuable upon exercise of the representatives’ warrants. Public warrants may be exercised by surrendering the certificate representing the public warrants, with instructions for registration and delivery of the underlying common stock completed and the form of election to purchase on the reverse side of such certificate completed and executed, together with payment of the exercise price and any applicable taxes, to the warrant agent. If less than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants.

DESCRIPTION OF SECURITIES TO BE REGISTERED

In connection with our recently completed public offering of units, we issued to the representatives of the underwriters of that offering warrants to purchase up to 125,000 units, each unit consisting of three shares of common stock and two warrants (each to purchase one share of common stock). These units have since separated into their constituent securities and no longer exist on their own. In addition, upon exercise of the public warrants comprising the units issued in the public offering, we are obligated to issue 2,875,000 shares of common stock. By this prospectus we are registering the units issuable upon exercise of the representatives’ warrants (as well as the public warrants and common stock comprising such units) and the common stock issuable upon exercise of all public warrants (including the public warrants comprising the units issuable upon exercise of the representatives’ warrants).

The following summary is qualified in its entirety by reference to the Purchase Warrants issued to Paulson Investment Company, Inc. and I-Bankers Securities Incorporated, the Underwriting Agreement between us and Paulson Investment Company, Inc., as representative of the underwriters, and the Warrant Agreement between us and Registrar and Transfer Company, our warrant agent, copies of which are filed with the Commission as exhibits to the registration statement of which this prospectus is a part and are incorporated herein by reference.

Public Warrants

General

Each public warrant entitles the holder to purchase one share of our common stock at an exercise price per share of $5.40. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the public warrant certificate and summarized below. Our public warrants may be exercised at any time until July 30, 2008, which is the expiration date. Those of our public warrants which have not previously been exercised will expire on the expiration date. A public warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the public warrant has been properly exercised. Our public warrants are listed on the American Stock Exchange under the symbol PNO.ws.

Redemption

We have the right to redeem all public warrants at a redemption price of $0.25 per warrant (subject to adjustment in the event of a stock split, stock dividend or the like) after providing 30 days prior written notice to the public warrant holders at any time after the last reported sales price of our common stock equals or exceeds $7.20 for five consecutive trading days. We will send the written notice of redemption by first class mail to public warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our public warrants. No other form of notice by publication or otherwise will be required. If we call the public warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Exercise

A public warrant holder may exercise our public warrants only if an appropriate registration statement is then in effect with the Commission and if the shares of common stock underlying our public warrants are qualified for sale under the securities laws of the state in which the holder resides.

Our public warrants may be exercised by delivering to our transfer agent the applicable public warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the whole number of public warrants being exercised. Public warrants may only be exercised to purchase whole shares. Public warrant holders will receive cash equal to the current market value of any fractional interest, which will be the value of one whole interest multiplied by the fraction thereof, in the place of fractional public warrants that remain after exercise if they would then hold public warrants to purchase less than one whole share. Fractional shares will not be issued upon exercise of our public warrants.

Adjustments of exercise price

The exercise price and redemption price are subject to adjustment if we declare any stock dividend to stockholders or effect any split or reverse split with respect to our common stock. Therefore, if we effect any stock split or reverse split with respect to our common stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a public warrant or, if we elect, an adjustment of the number of public warrants outstanding.

Common Stock

The common stock registered by this prospectus is of the same class as other of our securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

EXPERTS

Swenson Advisors, LLP, independent auditors, have audited our consolidated financial statements at December 31, 2003 and 2002, and for the years then ended, as set forth in their report, which is contained in our audited consolidated financial statements that are incorporated by reference in this prospectus and elsewhere in the Registration Statement.

Ernst & Young LLP, independent auditors, have audited our consolidated statements of operations, stockholders equity and cash flows for the year ended December 31, 2001, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern which is incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our consolidated financial statements, are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the public warrants and shares of common stock offered hereby and certain other legal matters in connection therewith have been passed upon for us by Heller Ehrman White & McAuliffe LLP, San Diego, California.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by us with the Commission are incorporated herein by reference:

(1)	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, as filed on May 4, 2004;

(2)	Current Report on Form 8-K, as filed on February 24, 2004;

(3)	Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2003, as filed January 26, 2004;

(4)	Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2003, as filed January 26, 2004;

(5)	Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003, as filed January 26, 2004;

(6)	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, as filed January 26, 2004; and

(7)	The description of our common stock contained in our registration statement on Form SB-2, as filed on May 29, 2003 and amended June 12, June 13, June 16, July 25, July 29 and July 30, including the prospectus dated July 30, 2003 included therein.

All documents subsequently filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the termination of this offering, shall be deemed to be incorporated by reference in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference but are not delivered with this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

Path 1 Network Technologies Inc.

6215 Ferris Square

Suite 140

San Diego, California 92121

Attn: Chief Financial Officer

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and we file periodic reports, proxy statements and other information with the Commission relating to our business, financial results and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the Commission’s Public Reference Room and via the Commission’s website (see below for more information).

In connection with the common stock offered by this prospectus, we have filed a registration statement on Form S-3 under the Securities Act with the Commission. This prospectus, filed as part of that registration statement, does not contain all of the information included in that registration statement and its accompanying exhibits and schedules. For further information with respect to our common stock and us you should refer to that registration statement and its accompanying exhibits and schedules.

Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to.

You may inspect a copy of the registration statement of which this prospectus is a part and its accompanying exhibits and schedules, as well as the reports, proxy statements and other information we file with the Commission, without charge at the Securities and Exchange Commission’s public reference facilities, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800- SEC- 0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including us. The address of the site is http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by us in connection with the issuance and distribution of the securities being registered, other than underwriting discounts (all amounts except the Securities and Exchange Commission filing fee are estimated):

Filing fee – Securities and Exchange Commission	$1,332.43
Printing and engraving expenses	$2,500.00
Legal fees and disbursements	$20,000.00
Accounting fees and disbursements	$8,500.00

Total expenses	$32,332.43

Item 15.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he or she is or was a director, officer, employee or agent of ours may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him or her as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his or her conduct was unlawful.

Article 8 of our certificate of incorporation, as amended, provides that no director shall be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Reference is made to Section 8(b) of the underwriting agreement filed as Exhibit 1.1 to our Quarterly Report on Form 10-Q, filed with the Commission on November 13, 2003, pursuant to which the underwriters have agreed to indemnify our officers and directors against certain liabilities under the Securities Act.

We have entered into Indemnification Agreements with each of our directors and officers, a form of which is filed as an exhibit to our previous filings with the Commission. Pursuant to such agreements, we will be obligated, to the extent permitted by applicable law, to indemnify our directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers or assumed certain responsibilities at our direction. We also maintain a directors and officers liability insurance policy with a limit of $5 million in order to limit the exposure of our directors and officers to potential liability.

Item 16.    Exhibits

Exhibit No.	Description
4.1	Specimen public warrant certificate(1)
4.2	Specimen common stock certificate(1)
99.1	Purchase Warrant issued to Paulson Investment Company, Inc.(2)
99.2	Purchase Warrant issued to I-Bankers Securities Incorporated(2)
99.3	Warrant Agreement with Registrar and Transfer Company(2)
5.1*	Opinion of Heller Ehrman White & McAuliffe LLP
23.1*	Consent of Swenson Advisors, LLP
23.2*	Consent of Ernst & Young LLP
23.3*	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included in signature page)

*	Filed herewith.
**	Previously filed.
(1)	This exhibit was previously filed as part of, and is hereby incorporated by reference to, our Amendment No. 3 to Registration Statement on Form SB-2, filed with the Commission on July 25, 2003.
(2)	This exhibit was previously filed as an exhibit to our Quarterly Report on Form 10-Q filed with the Commission on November 13, 2003.

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California, on May 4, 2004.

PATH 1 NETWORK TECHNOLOGIES INC.

By:	/s/ JOHN R. ZAVOLI

John R. Zavoli President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on May 4, 2004.

Signature	Title

/s/ JOHN R. ZAVOLI John R. Zavoli	President, Chief Executive Officer and Chief Financial Officer (principal executive officer and principal financial officer)

/s/ FREDERICK A. CARY Frederick A. Cary	Director

/s/ DAVID. W. HOUILLION David. W. Houillion	Principal Accounting Officer

/s/ JAMES A. BIXBY James A. Bixby	Director

/s/ ROBERT B. CLASEN Robert B. Clasen	Director

/s/ DR. MOSHE NAZARATHY Dr. Moshe Nazarathy	Director

/s/ ROBERT L. PACKER Robert L. Packer	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen public warrant certificate(1)
4.2	Specimen common stock certificate(1)
99.1	Purchase Warrant issued to Paulson Investment Company, Inc. (2)
99.2	Purchase Warrant issued to I-Bankers Securities Incorporated (2)
99.3	Warrant Agreement with Registrar and Transfer Company (2)
5.1*	Opinion of Heller Ehrman White & McAuliffe LLP
23.1*	Consent of Swenson Advisors, LLP
23.2*	Consent of Ernst & Young LLP
23.3*	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included in signature page)

*	Filed herewith.
**	Previously filed.
(1)	This exhibit was previously filed as part of, and is hereby incorporated by reference to, our Amendment No. 3 to Registration Statement on Form SB-2, filed with the Commission on July 25, 2003.
(2)	This exhibit was previously filed as an exhibit to our Quarterly Report on Form 10-Q filed with the Commission on November 13, 2003.

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